October 28, 2004

Paul L. Perito, Esquire

Chairman, President & COO

Star Scientific, Inc.

7475 Wisconsin Avenue

Suite 850

Bethesda, MD 20814

Re: Resignation as Member of the Board of Directors of Star Scientific, Inc.

Dear Paul:

Because of recent change in the NASDAQ rules and the requirement that a majority of the Board of Directors not be members of management, I have decided to resign from the Board of Directors of Star Scientific, Inc. as of this date. I regret that the recent NASDAQ changes will not allow me to continue to serve on the Star Scientific Board, but look forward to continuing to serve as the Company’s CFO.

Sincerely,

/s/ Christopher G. Miller
Christopher G. Miller